Filed Pursuant to Rule 433

Registration Statement No. 333-156305

Final Term Sheet for the Notes

The Korea Development Bank

US$1,000,000,000 3.875% Notes due 2017 (the “Notes”)

Final Term Sheet

October 27, 2011

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR ($)

Issue size	US$1,000,000,000

Maturity date	May 4, 2017

Settlement date	On or about November 4, 2011, which will be the sixth business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next two succeeding days, because the Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	3.875% per annum (payable semi-annually)

Interest payment dates	May 4 and November 4 of each year, commencing on May 4, 2012 and with interest accruing from November 4, 2011

Public offering price	99.549%

Gross proceeds	US$995,490,000

Underwriting discounts	0.25%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$992,990,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in-principle has been received for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited

Governing Law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 BU1

ISIN	US500630BU18

Common Code	070006731

Ratings	A1 (Moody’s)/A (S&P)/A+ (Fitch)

Joint Bookrunners	Credit Suisse Securities (USA) LLC, Daiwa Capital Markets Europe Limited, Goldman Sachs International, KDB Asia Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA Inc.

This Final Term Sheet should be read in conjunction with the prospectus dated July 14, 2011, as supplemented by the preliminary prospectus supplement dated October 27, 2011 (the “Prospectus Supplement”), relating to the Notes. The Prospectus Supplement shall be amended as follows:

1. The paragraph under the heading “Delivery of the Notes” on page S-7 shall be deleted and replaced with the following:

“We expect to make delivery of the Notes, against payment in same-day funds on or about November 4, 2011, which will be the sixth business day following the date of this prospectus supplement, referred to as “T+6.” You should note that initial trading of the Notes may be affected by the T+6 settlement. See ‘Underwriting—Delivery of the Notes.”

2. The paragraph under the heading “Delivery of the Notes” on page S-125 shall be deleted and replaced with the following:

“We expect to make delivery of the Notes, against payment in same-day funds on or about November 4, 2011, which we expect will be the sixth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next two succeeding business days, because the Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.”

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free [1-800-248-3580].

The most recent prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/869318/000119312511282990/d244340d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.